                                             EXHIBIT 99.1

6 September 2012

HSBC FINANCE TO SELL U.S. INSURANCE MANUFACTURING
BUSINESS TO ENSTAR GROUP LTD

Household Insurance Group Holdings Company, an indirect wholly owned subsidiary of HSBC Holdings plc, has entered into an agreement to sell its insurance manufacturing business (‘the Business’1) in the United States to Enstar Group Ltd for a total consideration of US$181m in cash, which will be adjusted to reflect the actuarial valuation and capital of the Business at the closing date.

The Business comprises the 100% interest held by Household Insurance Group Holdings Company, a wholly owned subsidiary of HSBC Finance Corporation, in each of HSBC Insurance Company of Delaware and Household Life Insurance Company of Delaware, which provide a variety of insurance products to customers of HSBC Group companies in North America.

The sale is subject to regulatory approvals, other customary closing conditions and the capital of the Business being at or below an agreed level as at the closing date. The sale is expected to close by the end of the first quarter of 2013 and represents further progress in the execution of the HSBC Group strategy.

HSBC Group companies in North America will continue to support client needs and offer creditor and life insurance products to their customers through third party providers.

ends/more

Media enquiries to:
New York
Neal McGarity	+1 212 525 3422	neal.e.mcgarity@us.hsbc.com
London
Patrick Humphris	+44 (0)20 7992 1631	patrick.humphris@hsbc.com

more
This news release is issued by HSBC Holdings plc	Registered Office and Group Head Office: 8 Canada Square, London E14 5HQ, United Kingdom Web: www.hsbc.com Incorporated in England with limited liability. Registered number 617987

HSBC to sell insurance manufacturing business in the U.S. to Enstar Group Ltd/2

Investor Relations enquiries to:
London
Guy Lewis	+44 (0)20 7992 1938	Guy.lewis@hsbc.com
Robert Quinlan	+44 (0)20 7991 3643	robert.quinlan@hsbc.com
Hong Kong
Hugh Pye	+852 2822 4908	hugh.pye@hsbc.com

Notes to editors:

Footnote
1 HSBC Insurance Company of Delaware and Household Life Insurance Company of Delaware design and distribute credit life, unemployment, accidental death and disability, whole life, annuities, disability, long term care and a variety of other specialty protection products.

HSBC Finance Corporation
HSBC Finance Corporation, through its subsidiaries, owns and services a liquidating portfolio of residential real estate loans and unsecured loans, and also provides specialty insurance products.  HSBC Finance is a subsidiary of HSBC North America Holdings Inc., one of the United States’ largest bank holding companies by assets.

HSBC Holdings plc
HSBC Holdings plc, the parent company of the HSBC Group, is headquartered in London. The Group serves customers worldwide from around 6,900 offices in over 80 countries and territories in Europe, the Asia-Pacific region, North and Latin America, and the Middle East and North Africa. With assets of US$2,652bn at 30 June 2012, the HSBC Group is one of the world’s largest banking and financial services organisations.

ends/all